                                                                    EXHIBIT 10.4

                           SANDS BROTHERS & CO., LTD.
                               INVESTMENT BANKERS
                                   MEMBER NYSE
                      90 PARK AVENUE, NEW YORK, N.Y. 10016
           (212) 697-5200 TOLL FREE (800) 866-6116 FAX (212) 986-2792
                                                      April 17, 2000


Popmail.com, Inc.
8260 North Creek Drive
Suite 140
Cincinnati, Ohio 45236
Attn: Stephen D. King, CEO

Dear Mr. King:

      This is to confirm our understanding that Sands Brothers & Co., Ltd. has been engaged as financial advisor to Popmail.com, Inc., its successors, subsidiaries and affiliates (collectively, the "Company"), with respect to financial advisory, mergers and acquisitions, corporate finance and related matters for the two year period commencing on the date hereof; provided, however that either party shall have the right to terminate this Agreement at anytime following the six month anniversary of this Agreement upon thirty days prior written notice. Upon such early termination, any previously paid financial advisory fees and warrants shall be retained by Sands Brothers and any indemnification obligations provided hereunder shall survive such termination. In this regard, Sands Brothers shall devote such business time and attention to matters on which the Company shall request its services as shall be determined by Sands Brothers in its sole discretion.

A. Financial Advisory Services

      During the term of this agreement, Sands Brothers shall provide the Company with such regular and customary financial advisory services as are reasonably requested by the Company, provided that Sands Brothers shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. In performance of its duties, Sands Brothers shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of Sands Brothers' advice is not measurable in a quantitative manner and Sands Brothers shall be obligated to render advice, upon the request of the Company, in good faith, as shall be determined by Sands Brothers. Sands Brothers' duties may include, but will not necessarily be limited to:

      (i) advice regarding formation of corporate goals and their implementation,

      (ii) advice regarding the financial structure of the Company, its divisions or subsidiaries or any programs and projects undertaken by the Company,

      (iii) advice regarding the securing, when necessary and if possible, of financing (other than with respect to a Financing Transaction),


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Mr. Stephen D. King, CEO
April 17, 2000
Page 2


      (iv) advice regarding corporate organization, personnel and selection of needed specialty skills,

      (v) review of possible joint venture, merger, acquisition or similar proposals (other than with respect to an Acquisition Transaction), and

      (vi) subject to satisfactory completion of its due diligence investigation and regulatory requirements, the provisions of analyst coverage on the Company's stock.

      The Company acknowledges that Sands Brothers and its affiliates are in the business of providing financial advisory services (of all types contemplated by this agreement) to others. Nothing herein contained shall be construed to limit or restrict Sands Brothers or its affiliates in conducting such business with respect to others or in rendering such advice to others.

      The Company recognizes and confirms that Sands Brothers in acting pursuant to this engagement will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that Sands Brothers does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Sands Brothers by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact. The Company agrees that any information or advice rendered by Sands Brothers or its representatives in connection with this engagement is for the confidential use of the Company's Board of Directors only in its evaluation of the matters for which Sands Brothers has been engaged and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without Sands Brothers's prior written consent.

      In consideration of such financial advisory services, the Company agrees to pay Sands Brothers a non-accountable fee of $50,000, which shall be payable upon the execution of this agreement. In addition, the Company shall also issue to Sands Brothers, upon execution of this letter, five-year warrants to purchase 1,000,000 shares of Common Stock of the Company upon the following terms:

Number of Warrants                  Exercise Price                              Vesting
------------------                  --------------                              -------
250,000                             Closing Bid Price of                        100% Immediate
                                    PopMail Stock on date hereof

250,000                             Closing Bid Price of                        100,000 Warrants for each
                                    PopMail Stock on date hereof                $1 million Financing
                                                                                Transaction (as hereinafter

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Mr. Stephen D. King, CEO
April 17, 2000
Page 3

                                                                                defined) consummated. (i.e, all
                                                                                250,000 warrants would be
                                                                                vested upon a Financing
                                                                                Transaction or series of
                                                                                Financing Transactions in which
                                                                                $2.5 million is raised).

500,000                             $4.00                                       100% upon consummation of
                                                                                Financing Transaction(s) in
                                                                                which $10 million in the
                                                                                aggregate has been raised,
                                                                                including any prior Financing
                                                                                Transaction up to such point in
                                                                                time.

The warrants issuable hereunder shall contain such terms and conditions as are satisfactory in form and substance to Sands Brothers, the Company and their respective counsel, including, without limitation, corporate anti-dilution rights, survival in the event of a merger of the Company, immediate registration covenants with 25% penalty (which percentage relates to the issuance of additional warrants) in the event a registration statement covering the warrants and underlying securities is not filed within 30 days of the date hereof.

      All payments referenced in this paragraph shall be in addition to any other compensation described herein.

B. Acquisition Transaction

      For purposes of this agreement, the term "Acquisition Transaction" means
(i) any merger, consolidation, reorganization or other business combination pursuant to which the businesses of a third party are combined with that of the Company, (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of a third party by way of negotiated purchase or otherwise or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or common equity of the Company by way of negotiated purchase or otherwise; provided, however, that the transactions involving (i) KMK restaurant, (ii) sales of existing restaurants owned by the Company, (iii) purchase of Fan Asylum and (iv) purchase of LCS Golf shall not be deemed to be Acquisition Transactions for purposes of this agreement.

      In connection with a proposed Acquisition Transaction, Sands Brothers's advisory services will include the following: (i) assistance in the evaluation of a third party from a financial point of view, (ii) assistance and advice with respect to the form and structure of the Acquisition Transaction and the financing thereof, (iii) conducting discussions and negotiations regarding an Acquisition


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Mr. Stephen D. King, CEO
April 17, 2000
Page 4

Transaction and (iv) providing other related advice and assistance as the Company may reasonably request in connection with an Acquisition Transaction.

      For purpose of this agreement, "Consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with an Acquisition Transaction. The value of such Consideration shall be determined as follows:

      (a) the value of securities, liabilities, obligations, property and services shall be the fair market value as we shall mutually agree upon at the date of the closing of the Acquisition Transaction; and

      (b) the value of indebtedness, including indebtedness assumed, shall be the face amount.

      If the Consideration payable in an Acquisition Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Sands Brothers relating to such Consideration shall be payable at the earlier of the (i) receipt of such Consideration or (ii) time that the amount of such Consideration can be determined.

      In connection with our services, you agree that if, during the term of this agreement or within one year thereafter, an Acquisition Transaction is consummated with a third party introduced to the Company by Sands Brothers ("Sands Third Party"), or the Company enters into a definitive agreement with a Sands Third Party which within one (1) year is consummated as an Acquisition Transaction, you will pay Sands Brothers a transaction fee equal to three (3%) percent of Consideration, provided, however, if the Company (directly or through a third party) procures the other party to an Acquisition Transaction without the direct or indirect introduction by Sands Brothers, the Company shall pay Sands Brothers a fee equal to one (1%) percent of Consideration.

C. Future Financings

      For purposes of this agreement, the term "Financing Transaction" means a public offering, private placement, syndication or other sale of equity or debt securities of the Company (other than convertible securities) or other on-balance or off-balance sheet corporate finance transaction of the Company; provided, however, that Company-directed equity or debt offerings not involving the use of a third party agent which raise in the aggregate not more than $500,000 shall not be deemed to be a Financing Transaction for purposes of this agreement.

      The Company hereby grants to Sands Brothers a right of first refusal with respect to any Financing Transaction during the term of this agreement. It is understood that if such a proposed

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Mr. Stephen D. King, CEO
April 17, 2000
Page 5

financing is offered to Sands Brothers, Sands Brothers shall have ten (10) days in which to determine whether or not to accept such offer and, if Sands Brothers refuses, and provided such a Financing Transaction is consummated (a) with another underwriter or placement agent upon substantially the same terms and conditions as those afforded to Sands Brothers and (b) within six months after the end of the aforesaid ten (10) day period, this right of first refusal shall thereafter be forfeited and terminated; provided however, if the financing is not consummated under the conditions of clauses (a) and (b) above, then the right of first refusal shall once again be reinstated under the same terms and conditions set forth in this paragraph. Notwithstanding the foregoing, the following shall be applicable (i) if the Company engages a "bulge bracket" or "major bracket" underwriter (as such terms are commonly understood in the investment banking community) with respect to a proposed public financing, Sands Brothers agrees to be moved to the right on the cover of any prospectus relating to such transaction, provided that its economic interest in the proposed transaction is reasonably acceptable to Sands Brothers and (ii) the compensation level to be paid to Sands Brothers in connection with any Financing Transaction shall not be less than an 8% placement fee, 2% non-accountable expense allowance and 10% warrant coverage with respect to such compensation items.

      Additionally, if during the period Sands Brothers is retained by you or within one year thereafter, Sands Brothers introduces the Company to another party or entity and as a result of such introduction, a Financing Transaction is consummated, the Company shall pay Sands Brothers upon the consummation of such Financing Transaction a fee equal to five (5%) percent of the gross proceeds raised in such transaction. If paid the foregoing five (5%) percent fee in connection with a Financing Transaction of the type contemplated in this paragraph, Sands Brothers shall not be paid the 8% placement fee, 2% non-accountable expense allowance and 10% warrant coverage as described in the immediately preceding paragraph.

D. Board of Directors Designee.

      For a period of not less than five (5) years from the consummation of any Financing Transaction, the Company will, at Sands Brothers' option and if so requested by Sands Brothers, recommend and use its best efforts to elect one designee of Sands Brothers at the option of Sands Brothers, either as a member of or nonvoting advisor to its Board of Directors; such designee, if elected or appointed, shall attend meetings of the Board and receive no more or less compensation than is paid to other non-management directors of the Company and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings including, but not limited to, food, lodging and transportation.

      To the extent permitted by law, the Company will agree to indemnify Sands Brothers' designee for the actions of such designee as a director of the Company. In the event the Company maintains a liability insurance policy affording coverage for the acts of its officers and directors, it will agree, if possible, to include Sands Brothers' designee as an insured under such policy.


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Mr. Stephen D. King, CEO
April 17, 2000
Page 6

      If Sands Brothers does not exercise its option to designate such member of or advisor to the Company's Board of Directors, they shall nonetheless have the right to send one representative (who need not be the same individual from meeting to meeting) to observe each meeting of the Board of Directors. The Company agrees to give Sands Brothers notice of each such meeting (or copies of any consents in lieu of meetings) and to provide them with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the directors.

E. General

      The Company agrees to indemnify Sands Brothers and related persons in accordance with the indemnification letter annexed hereto as Schedule A, the provisions of which are incorporated herein in their entirety.

      This letter, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof, supercedes any prior agreements that the parties have executed regarding the subject matter of this letter, any and all of which shall be deemed null and void and may not be altered or amended except in a writing signed by both parties. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company (l) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. Sands Brothers agrees to copy the Company's attorneys Maslon Edelman Borman & Brand, 3300 Norwest Center, 90 South Seventh Street, Minneapolis, MN 55402- 4140 on mailings made to the Company per the immediately preceding sentence. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. Neither the execution and delivery of this letter by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto. In addition, the Company

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Mr. Stephen D. King, CEO
April 17, 2000
Page 7

represents that the matters described in this Agreement have been approved by the Board of Directors of the Company.

      If the foregoing correctly sets forth the terms of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter, together with a check payable to Sands Brothers & Co., Ltd. in the amount of Fifty Thousand ($50,000) Dollars.


                                 SANDS BROTHERS & CO., LTD.


                                 By: s/ Lloyd H. Saunders
                                    --------------------------------------------
                                         Authorized Signatory




ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN

Popmail.com, Inc.


By:  s/ Stephen D. King
   ----------------------------------------------
     Stephen D. King, Chief Executive Officer

                                   SCHEDULE A

                                 INDEMNIFICATION



      Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that Sands Brothers's role is advisory, the Company agrees to indemnify and hold harmless Sands Brothers, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Sands Brothers hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Sands Brothers hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Sands Brothers, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Sands Brothers or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Sands Brothers and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

      The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Sands Brothers on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its stockholders and to Sands Brothers with respect to Sands Brothers's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Sands Brothers is engaged to render financial advisory services bears to (ii) the fees paid to Sands Brothers in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Sands Brothers pursuant to such engagement (excluding amounts received by Sands Brothers as reimbursement of expenses).



      The Company further agrees that no Indemnified Party shall have any liability (whether direct of indirect, in contract or tort or otherwise) to the Company for or in connection with Sands Brothers's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

      The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or Sands Brothers' engagement and (iv) whether or not Sands Brothers' shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.